Exhibit 99.1

GCP Applied Technologies Completes Sale of Darex
and Announces Realignment Plan
Transitions to Construction Products Technologies Company
CAMBRIDGE, Mass., July 3, 2017 (GLOBE NEWSWIRE) – GCP Applied Technologies Inc.
(NYSE:GCP) has completed the sale of its Darex Packaging Technologies segment to Henkel for approximately $1.05 billion. Net proceeds excluding deal costs are expected to be approximately $800 million. The transaction was initially announced on March 2, 2017.

“We are pleased to have completed the sale of Darex and are now focused on GCP’s realignment to a construction products technologies company. Proceeds from the sale will provide the flexibility to strengthen our balance sheet and execute on our growth plan, which includes investing in internal product and technology development programs, as well as pursuing bolt-on acquisition opportunities,” said President and Chief Executive Officer Gregory E. Poling.

Realignment Plan

In conjunction with the Darex sale, the Company announced today that its Board of Directors has approved a business realignment plan that includes actions to reduce costs, including stranded costs associated with the Darex business and the transition of GCP to a construction products technologies company. GCP expects the plan to result in net annualized savings of approximately $22 million to $25 million.

The Company expects to incur total costs of $22 million to $26 million associated with the plan, of which approximately $16 million is expected to be incurred in the second quarter of 2017. These costs consist primarily of headcount reductions and related expenses. The realignment actions are expected to be completed by the end of 2018.

GCP expects to release its second quarter 2017 results on Thursday, August 3, 2017.

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About GCP Applied Technologies
GCP is a leading global provider of construction products technologies that include additives for cement and concrete, waterproofing, air barriers, roofing and flooring underlayments, repair systems and fire protection applications. The company is creating new product categories in the ready-mix concrete industry with its Verifi® in-transit concrete management system; and has launched new Silcor® liquid waterproofing and Perm-A-Barrier® weather barrier products that improve building performance and reduce labor costs. GCP products have been used to build some of the world’s most renowned structures. More information is available at www.gcpat.com.

This announcement contains “forward-looking statements,” that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. Forward-looking statements include, without limitation, statements about the proposed transaction and the anticipated timing thereof; expected financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. Like other businesses, GCP is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, the possibility that the expected strategic benefits or opportunities from the Darex divestiture may not be realized, or may take longer to realize than expected; risks related to: the cyclical and seasonal nature of the industries that GCP serves; foreign operations, especially in emerging regions; changes in currency exchange rates; the cost and availability of raw materials and energy; the effectiveness of GCP’s research and development, new product introductions and growth investments; acquisitions and divestitures of assets and gains and losses from dispositions; developments affecting GCP’s outstanding liquidity and indebtedness, including debt covenants and interest rate exposure; developments affecting GCP’s funded and unfunded pension obligations; warranty and product liability claims; legal proceedings; uncertainties related to GCP’s ability to realize the anticipated benefits of the spin-off /separation from W.R. Grace and the value of GCP’s common stock following the spin-off; the inability to establish or maintain certain business relationships and relationships with customers and suppliers or the inability to retain key personnel following the spin-off; and hazardous materials and the costs of compliance with environmental regulation. These and other factors are identified and described in more detail in GCP's Annual Report on Form 10-K, which has been filed with the U.S. Securities and Exchange Commission and is available online at www.sec.gov. Readers are cautioned not to place undue reliance on GCP’s projections and forward-looking statements, which speak only as the date thereof. GCP undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.
Media Relations
Paul Keeffe
+1 617.498.4461
mediainfo@gcpat.com

Investor Relations
Joe DeCristofaro
+1 617.498.2616
investors@gcpat.com